LOCATEPLUS  CONTACT:                         INVESTOR  RELATIONS  CONTACT:
James  Fields                                Gary  Geraci
LocatePLUS  Holdings  Corp.                  OTC  Financial  Network
Tel:  978-921-2727  (x124)                   Tel:  781/444-6100  (x629)
jfields@locateplus.com                       garyg@otcfn.com

 LOCATEPLUS REPORTS PRELIMINARY FIRST QUARTER 2004 REVENUES EXCEED EXPECTATIONS --POSTS FIRST MILLION-DOLLAR QUARTER; ON TARGET TO BREAKEVEN AT YEAR END 2004-

BEVERLY, MA: APRIL 21, 2004 - LocatePLUS Holdings Corporation (OTC BB: LPLHA, LPLHB, LPLHW), an industry-leading provider of business-to-business and business-to-government investigative solutions, announced today its preliminary financial results for the three month period ended March 31, 2004. The Company reported preliminary revenues of $1,284,976 for the first quarter of 2004, which represents an increase of 70% compared to revenues of $757,614 reported in the first quarter of 2003 and 30% higher than the $984,740 reported in the fourth quarter of 2003. First quarter revenues exceeded management's previously announced expectations of $1.2 million by 7%.

The Company also announced a preliminary net loss of $(0.01) per share for the first quarter of 2004. Basic and fully diluted weighted average shares outstanding were 155,314,615 on March 31, 2004 as compared to 123,491,018 shares outstanding on March 31, 2003. Total assets at March 31, 2004 were $7,573,236, with total current assets of $4,130,829 and cash and cash equivalents totaling $1,529,413. Current liabilities were $2,526,576 and stockholders' equity was $3,362,755 at the end of March 31, 2004.

LocatePLUS CEO Jon Latorella stated, "Record first quarter 2004 revenues of $1.3 million mark our first million-dollar quarter. Our impressive quarterly sales growth can be attributed to growth throughout all our core business segments - online, channel partnerships, and CD-ROM. Year-to-date we have added 821 new customers to LocatePLUS.com and nearly tripled sales from our channel partnerships. In addition, our newly acquired subsidiary, Certifion, through its Entersect division, immediately contributed to our top-line growth through the servicing of an existing national client base. We expect substantial sales growth from this subsidiary going forward."

Latorella continued, "Our revenue increases were offset primarily by costs associated with the acquisition of industry-first, non-published telephone data sets, including highly sought after cellular telephone data. While these data sets have initially raised our expenses, the product has been extremely well received among our high-level customers and channel partners. We continue to capture exclusive government and nationwide law enforcement contracts for our new and existing product lines, which will positively impact our sales in the coming quarters. We are on track to continue our trend of record quarterly sales growth, and continue to expect breakeven at year-end 2004."



LocatePLUS announced it will host an investor conference call on Tuesday, May 4, 2004 at 4:15 pm EST to discuss its preliminary first quarter financial results and provide an update on the Company's progress year-to-date. Discussion by management will be followed by an open Q&A session. Details of the call, including the dial-in number, will be provided in a future release.

ABOUT  LOCATEPLUS

LocatePLUS is an industry-leading provider of public information and investigative solutions that are used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' customer base exceeds 15,000 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country. Clients include many of the nation's leading agencies, such as the FBI (Federal Bureau of Investigation), ATF (Bureau of Alcohol, Tobacco, Firearms and Explosives) and DEA (Drug Enforcement Administration). Channel partners include Loislaw, Earthlink, AssureTec, Imaging Automation and CareerBuilder.com.

Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on nearly 98% of the adult population and data entries relating to approximately 205 million individuals in the United States. LocatePLUS' records are maintained in one of the largest and most comprehensive XML data sources of its kind, capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors. Information concerning certain factors that could cause actual results to differ materially is included in the company's filings with the SEC.
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